EXHIBIT 11




                                ROSS STORES, INC.
                    ________________________________________

                STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                (Amounts in thousands, except per share amounts)


                                                   Three Months Ended
                                          July 30, 1994         July 31, 1993
                                     Primary Fully Diluted Primary Fully Diluted

Net earnings                          $8,847    $8,847       $8,153    $8,153

Weighted average shares outstanding:
     Common shares                    24,547    24,547       25,550    25,566

Common equivalent shares:
     Stock options                       215       230          433       433

Weighted average common and common
equivalent shares outstanding         24,762    24,777       25,983    25,999

     Earnings per common and common
     equivalent share                   $.36      $.36         $.31      $.31



                                                  Six Months Ended
                                          July 30, 1994         July 31, 1993
                                    Primary Fully Diluted  Primary Fully Diluted

Net earnings                         $13,255   $13,255     $11,747    $11,747

Weighted average shares outstanding:
     Common shares                    24,643    24,643      25,538     25,592

Common equivalent shares:
     Stock options                       236       270         551        551

Weighted average common and common
equivalent shares outstanding         24,879    24,913      26,089     26,143

     Earnings per common and common
     equivalent share                   $.53     $.53         $.45       $.45
